SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1) *

Pacific Biosciences of California, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

69404D108

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

(Page 1 of 16 Pages)
----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Capital, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,434,437 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,434,437 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,434,437 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.44%
12.	TYPE OF REPORTING PERSON* PN

(1) Comprised of 412,500 shares of common stock held by Deerfield Special Situations Fund, L.P., 774,402 shares of common stock held by Deerfield Private Design Fund, L.P., and 1,247,535 shares of common stock held by Deerfield Private Design International, L.P.

Page 3 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.00%
12.	TYPE OF REPORTING PERSON* PN

Page 4 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Special Situations Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 412,500
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 412,500
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 412,500
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.75%
12.	TYPE OF REPORTING PERSON* PN

Page 5 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Management Company, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 562,814 (2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 562,814 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 562,814 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.03%
12.	TYPE OF REPORTING PERSON* PN

(3) Comprised of 562,814 shares of common stock held by Deerfield Special Situations Fund International Limited.

Page 6 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield International Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.00%
12.	TYPE OF REPORTING PERSON* CO

Page 7 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Special Situations Fund International Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 562,814
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 562,814
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 562,814
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.03%
12.	TYPE OF REPORTING PERSON* CO

Page 8 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Private Design Fund, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 774,402
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 774,402
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 774,402
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.41%
12.	TYPE OF REPORTING PERSON* PN

Page 9 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Private Design International, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,247,535
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,247,535
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,247,535
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.28%
12.	TYPE OF REPORTING PERSON* PN

Page 10 of 16 Pages
1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James E. Flynn
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,997,251 (3)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,997,251 (3)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,997,251 (3)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.47%
12.	TYPE OF REPORTING PERSON* IN

(3) Comprised of 412,500 shares of common stock held by Deerfield Special Situations Fund, L.P., 774,402 shares of common stock held by Deerfield Private Design Fund, L.P., 1,247,535 shares of common stock held by Deerfield Private Design International, L.P., and 562,814 shares of common stock held by Deerfield Special Situations Fund International Limited.

Page 11 of 16 Pages

CUSIP No.  69404D108

Item 1(a).	Name of Issuer:

Pacific Biosciences of California, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

1380 Willow Road Menlo Park, CA 94025

Item 2(a).	Name of Person Filing:

James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield
Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield
International Limited, Deerfield Special Situations Fund International Limited;
Deerfield Private Design Fund, L.P.; Deerfield Private Design International, L.P.

Item 2(b).	Address of Principal Business Office, or if None, Residence:

James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P.,
Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P.,
Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P.,
780 Third Avenue, 37th Floor, New York, NY 10017; Deerfield International Limited,
Deerfield Special Situations Fund International Limited, c/o Citi Hedge Fund
Services (B.V.I.) Ltd., Bison Court, Columbus Centre, P.O. Box 3460, Road Town,
Tortola, D8, British Virgin Islands

Item 2(c).	Citizenship:

Mr. Flynn - United States citizen
Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield
Special Situations Fund, L.P., Deerfield Management Company, L.P. and Deerfield
Private Design Fund, L.P.- Delaware limited partnerships
Deerfield International Limited and Deerfield Special Situations
Fund International Limited - British Virgin Islands corporations
Deerfield Private Design International, L.P. – British Virgin Islands limited partnership

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

69404D108

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

Page 12 of 16 Pages

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned**:

Deerfield Capital, L.P. –  2,434,437 shares
Deerfield Partners, L.P. –  0 shares
Deerfield Special Situations Fund, L.P. –  412,500 shares
Deerfield Management Company, L.P. –  562,814 shares
Deerfield International Limited – 0 shares
Deerfield Special Situations Fund International Limited –  562,814 shares
Deerfield Private Design Fund, L.P. –  774,402 shares
Deerfield Private Design International, L.P. – 1,247,535 shares
James E. Flynn – 2,997,251 shares

(b)	Percent of class**:

Deerfield Capital, L.P. – 4.44%
Deerfield Partners, L.P. – 0.00%
Deerfield Special Situations Fund, L.P. – 0.75%
Deerfield Management Company, L.P. – 1.03%
Deerfield International Limited – 0.00%
Deerfield Special Situations Fund International Limited – 1.03%
Deerfield Private Design Fund, L.P. – 1.41%
Deerfield Private Design International, L.P. – 2.28%
James E. Flynn – 5.47%

(c)	Number of shares as to which such person has**:

	(i)	Sole power to vote or to direct the vote	All Reporting Persons - 0

	(ii)	Shared power to vote or to direct the vote
Deerfield Capital, L.P. – 2,434,437
Deerfield Partners, L.P. – 0
Deerfield Special Situations Fund, L.P. – 412,500
Deerfield Management Company, L.P. – 562,814
Deerfield International Limited – 0
Deerfield Special Situations Fund International Limited – 562,814
Deerfield Private Design Fund, L.P. – 774,402
Deerfield Private Design International, L.P. – 1,247,535
James E. Flynn - 2,997,251

Page 13 of 16 Pages

(iii)	Sole power to dispose or to direct the disposition of	All Reporting Persons - 0

(iv)	Shared power to dispose or to direct the disposition of
Deerfield Capital, L.P. – 2,434,437
Deerfield Partners, L.P. – 0
Deerfield Special Situations Fund, L.P. – 412,500
Deerfield Management Company, L.P. – 562,814
Deerfield International Limited – 0
Deerfield Special Situations Fund International Limited – 562,814
Deerfield Private Design Fund, L.P. – 774,402
Deerfield Private Design International, L.P. – 1,247,535
James E. Flynn - 2,997,251

**See footnotes on cover pages which are incorporated by reference herein.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐.*

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

*	Deerfield Partners, L.P. and Deerfield International Limited no longer hold any shares and are no longer part of any filing “group” with the other reporting persons hereunder.

Page 14 of 16 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See Exhibit B

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certifications.

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11."

Page 15 of 16 Pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

Page 16 of 16 Pages

DEERFIELD MANAGEMENT COMPANY, L.P.

By:	Flynn Management LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
Darren Levine, Attorney-In-Fact

Date:  February 14, 2012

Exhibit List

Exhibit A.  Joint Filing Agreement.

Exhibit B.      Item 8 Statement.

Exhibit C (1).  Power of Attorney.

(1) Previously filed as Exhibit C to the Schedule 13G for Antares Pharma, Inc. filed with the Commission on February 14, 2012 by Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International
Limited and James E. Flynn.

Exhibit A

Agreement

         The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Pacific Biosciences of California, Inc. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:	Flynn Management LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:	Deerfield Capital, L.P., General Partner

By:	J.E. Flynn Capital LLC, General Partner

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	/s/ Darren Levine
Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
Darren Levine, Attorney-In-Fact

Exhibit B

Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.